Exhibit 99.1

[GRAPHIC APPEARS HERE]

For Immediate Release

Danka Reports Second Quarter and Year to Date Results

ST. PETERSBURG, FLORIDA (November 4, 2003) – Danka Business Systems PLC (NASDAQ: DANKY) today announced results for the three and six month periods ended September 30, 2003. The company will hold a conference call today at 11:00 a.m. EDT to discuss these results.

Second Quarter Results

Total revenues were $323.0 million in the second quarter of fiscal year 2004, a decline of $20.8 million or 6.0% from the $343.8 million posted in the year-ago quarter. The decline in total revenues during the quarter was partially offset by a $17.5 million foreign currency benefit. Retail equipment and related revenues were $115.2 million in the second quarter, a 2.4% decrease from the year-ago quarter. This decrease was primarily due to decreased revenues in the U.S. segment offset, in part, by increases in the European and International segments. Excluding a foreign currency benefit of $4.4 million, the European retail equipment and related revenues were up 2.6% from the year-ago quarter. Retail service revenues were down 10.1% from the year-ago quarter to $155.3 million. This decline was offset, in part, by a $7.4 million foreign currency benefit. Retail supplies and rentals revenue were $30.3 million during the second quarter, a 12.0% decrease from the year-ago quarter, primarily due to the past downsizing of the capital intensive U.S. and European rental business offset, in part, by a foreign currency benefit of $1.4 million. Wholesale revenues were $22.1 million during the second quarter, a 19.4% increase from the year-ago quarter due, in part, to a $2.7 million foreign currency benefit.

Total gross margins increased to 37.2% in the second quarter from 36.0% in the year-ago quarter. Total United States gross margins increased to 41.9% from 40.9% in the year-ago quarter while European gross margins increased to 32.4% from 32.2% and International gross margins increased to 34.0% from 21.4% in the year-ago quarter. The International and total gross profit percentage for the year-ago period was adversely affected by a $3.4 million charge that consisted primarily of inventory and residual write-downs in Canada. Absent that charge, International’s total gross profit margin in the year-ago quarter would have been 32.7%.

The retail equipment and related sales margin increased to 36.1% in the second quarter from 32.6% in the year-ago quarter primarily due to a shift in the mix of our sales toward higher margin equipment sales and the the non-recurrence of a $1.9 million write-down of retail equipment inventory in our International division in the year-ago quarter. The second quarter retail equipment and related sales revenue gross margin was achieved in spite of a $3.3 million decrease in lease and residual payments from a diminishing external lease funding program which contributed $3.7 million to gross margins in the year-ago quarter. Gross margins for retail service increased to 40.8% from 39.1% primarily due favorability in the European and International divisions and due to the non-recurrence of a $0.9 million write-down of parts and supply inventory in our International division in the year-ago quarter. Gross margins for supplies and rentals decreased to 37.4% from 40.5% in the year ago-quarter. The European wholesale gross margins decreased to 18.1% from 20.6%.

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Danka Reports Second Quarter and Fiscal Year Results

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Overall, SG&A expenses in the second quarter increased by $0.9 million or 0.8% to $119.1 million from $118.2 million in the year-ago quarter. This increase was created by a foreign currency movement of $4.8 million. Excluding foreign currency changes, SG&A expense for the second quarter would have declined by $3.9 million from the year-ago quarter. During the quarter, the company incurred $2.1 million in Vision 21 and ancillary expenses. As a percentage of revenue, SG&A costs increased to 36.9% from 34.4%. Total capital expenditures in the quarter were $16.3 million and were largely related to the company’s Vision 21/Oracle implementation and the consolidation of the corporate headquarters.

Danka reported operating earnings of $1.0 million in the second quarter of fiscal year 2004 compared to operating earnings of $9.3 million in the comparable year-ago quarter. The company’s net loss for the second quarter was $17.3 million, compared to net earnings of $1.8 million in the year-ago quarter. The net loss includes the negative impact of the $20.6 million pre-tax write-off of debt issuance costs related to the company’s former credit facility, which is equivalent to $.21 per diluted American Depositary Share (ADS). After allowing for the dilutive effect of dividends and accretion on participating shares, Danka posted a loss in the second quarter of $.35 per basic and diluted ADS compared to a loss of $.04 per basic and diluted ADS in the year-ago quarter.

With regard to the second quarter, Danka Chairman and Chief Executive Officer, Lang Lowrey, commented, “I am pleased that we were able to recover from our disappointing first quarter margin performance and return to more reasonable gross margins, particularly in our U.S. retail equipment and related sales business which generated margins of 35.0% versus 27.9% in the first quarter. I am also encouraged by positive signs in the performance of our retail equipment and related sales business, particularly in Europe, which increased year over year. More importantly, we achieved the substantial completion of the most important and, by far, the most expensive phase of our Oracle 11i ERP system in the U.S. For the first time in our history, we have all of our U.S. customers and employees operating from a single integrated IT system. We will now focus on leveraging this investment to improve our customer service and significantly reduce costs. Of course, we are also excited to be substantially done with the sizeable Vision 21 project and related ancillary expenses, and related capital expenditures we have been experiencing each quarter.”

Six Month Results

Total revenues were $656.7 million in the first six months of fiscal year 2004, a decline of $34.1 million or 4.9% from the $690.8 million posted in the year-ago period. The decline in total revenues during the first six months of fiscal year 2004 was partially offset by a $43.8 million foreign currency benefit. Retail equipment and related revenues were $228.0 million in the first six months, a 0.1% decrease from the year-ago period. The slight decrease was primarily due to decreased revenues in the U.S. segment offset, in part, by a foreign currency benefit of $14.2 million. Excluding the impact of the foreign currency benefit, retail equipment and related revenues would have been $213.8 million, a 6.3% decrease from the year-ago period. Retail service revenues were down 8.7% from the year-ago period to $321.2 million. This decline was largely due to the continuing industry-wide conversion from analog-to-digital equipment which was offset, in part, by a $19.2 million foreign currency benefit. Retail supplies and rentals revenue were $62.2 million during the first six months, a 13.1% decrease from the year-ago period, primarily due to the company’s plan to downsize the capital intensive U.S. and European rental business offset, in part, by a $3.1 million foreign currency benefit. Wholesale revenues were $45.4 million during the first six months, a 15.5% increase from the year-ago period, due to a $7.2 million foreign currency benefit.

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Danka Reports Second Quarter and Fiscal Year Results

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Total gross margins decreased slightly to 37.0% in the first six months from 37.3% in the year-ago period. Total United States gross margins declined to 41.1%, from 42.5% in the year-ago period while European gross margins were flat at 32.3% and International gross margins increased to 35.8% from 26.2% in the year-ago period. The International gross margin percentage for the year-ago period was adversely affected by a $3.4 million charge that consisted primarily of inventory and residual write-downs in Canada. Absent this charge, International’s gross margin percentage for the year-ago period would have been 31.7%.

The retail equipment and related sales margin decreased to 33.4% in the first six months from 33.9% in the year-ago period primarily due to a shift in the mix of our sales toward lower margin equipment sales in the first quarter offset, in part, by higher margin sales in the second quarter and the non-recurrence of a $1.9 million write-down of retail equipment inventory in our International division in the year-ago period. The first six months retail equipment and related sales revenue gross margin was negatively impacted by a $6.9 million decrease in lease and residual payments from a diminishing external lease funding program which contributed $8.2 million to gross margins in the year-ago period. Gross margins for retail service increased slightly to 41.3% from 40.6% primarily due to lower costs, as a percentage of revenue, especially in the European and International divisions and due, in part, to the non-recurrence of a $0.9 million write-down of supplies and parts inventory in our International division in the year-ago period. Gross margins for supplies and rentals decreased to 40.5% from 42.0%. The European wholesale gross margins decreased to 19.1% from 19.4%.

During the first six months, overall, SG&A expenses, after adjusting for the positive foreign currency movement of $12.0 million decreased by $12.1 million or 5.0% to $225.6 million from $237.7 million in the year-ago period. During the first six months, the company incurred $5.2 million in Vision 21 and ancillary expenses as well as $800,000 in expenditures related to the new corporate headquarters building. As a percentage of revenue, SG&A costs increased to 36.2% from 34.4%.

Danka reported operating earnings of $6.0 million in the first six months of fiscal year 2004 compared to operating earnings of $24.3 million in the comparable year-ago period. The company’s net loss for the first six months was $18.1 million, compared to net earnings of $7.5 million in the year-ago period. The net loss for the first six months includes the impact of the $20.6 million pre-tax write-off of debt issuance costs related to the company’s former credit facility. After allowing for the dilutive effect of dividends and accretion on participating shares, Danka posted a loss in the first six months of $.44 per basic and diluted ADS compared to a loss of $.02 per basic and diluted ADS in the year-ago period.

Net cash provided by operating activities during the six months ended September 30, 2003 was approximately $44.0 million compared to $67.6 million in the year-ago period. Free cash flow (defined as net cash provided by operating activities, less capital expenditures, plus proceeds from the sale of property and equipment) was $13.6 million during the current year compared to $50.4 million in the year-ago period. (see reconciliation to GAAP on page 10). Total capital expenditures to date in the current fiscal year were $31.1 million compared to $17.4 million in the year-ago period. Total capital expenditures during the current fiscal year related to the Vision 21 project and the new corporate headquarters building were $10.2 million and $6.0 million, respectively.

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Danka Reports Second Quarter and Fiscal Year Results

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“We are pleased with the significantly improved net working capital performance during the second quarter,” stated Mark Wolfinger, Danka’s Chief Financial Officer. “Improvements in our accounts receivable, inventory and accounts payable were largely responsible for an increase in cash of $38.0 million from the first quarter. Much of this improvement can be attributed to a very strong worldwide focus on working capital management and a particularly strong performance in our European operation, which generated significantly greater cashflow this quarter. We were burdened with large capital expenditures relating to our Oracle implementation and headquarters consolidation in the first half of fiscal year 2004, but were nevertheless able to maintain strong cash and liquidity positions. We expect capital expenditures to decrease significantly in the second half of the year.”

Second Half Cost Savings Plan

The company announces that management is formulating a plan to significantly reduce costs, substantially beginning in the second half of its fiscal year. Now that the Oracle implementation in the U.S. is substantially complete, the company will be consolidating back-office functions in the U.S., exiting non-strategic real estate facilities and reducing headcount in the U.S., European and International businesses. The Board of Directors has approved an initial phase of the plan which will result in approximately $11 million of annual cost savings and is expected to result in a restructuring charge of approximately $5 million which will be paid in connection with headcount reductions. Management expects that this plan will ultimately result in recommendations to reduce costs by a minimum of $30 million annually. These additional recommendations will be made to the company’s Board of Directors in the third quarter and, if accepted, would result in additional restructuring charges being taken for some or all of the cost reductions.

Second Half Outlook

The company continues to expect that Fiscal Year 2004 revenue will approach that of Fiscal Year 2003. Due to the lower than expected Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and write-off of debt issuance costs - see reconciliation to GAAP on page 10) in the first half of Fiscal Year 2004 and the above-referenced cost reduction plan, the company no longer expects that Adjusted EBITDA for Fiscal Year 2004 will be substantially in line with Fiscal Year 2003. However, the company does expect Adjusted EBITDA excluding restructuring charges/(credits) in the second half to be stronger than Adjusted EBITDA in the first half of the year.

Conference Call

A conference call and webcast to discuss Danka’s second quarter and year to date fiscal year 2004 results has been scheduled for today, Tuesday, November 4 at 11:00 a.m. EDT. To access the webcast, please go to www.danka.com. U.S., Canada and some U.K. callers please dial (800) 901-5218; International callers please dial (617) 786-4511. You must also enter reservation number 89253463. If you are unable to join the call, a recording will be available via an instant replay approximately two hours after the call’s completion. To access the replay of the call, U.S., Canada and some U.K. callers may dial (888) 286-8010; International callers may dial (617) 801-6888. You must also enter reservation number 50358433. This playback will be available through 3:00 p.m. EDT on Tuesday, November 11, 2003.

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Danka Reports Second Quarter and Fiscal Year Results

November 4, 2003

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of office imaging equipment, document solutions and related services and supplies, Danka enables choice, convenience and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach should strengthen the company’s client relationships and expand its strategic value.

# # #

Forward-Looking Statements: Certain statements contained in this press release, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to, our management. The words “goal”, “anticipate”, “expect”, “believe” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following: (i) any inability to successfully implement our strategy; (ii) any inability to comply with the financial or other covenants in our debt instruments; (iii) any material adverse change in financial markets, the economy or in our financial position; (iv) increased competition in our industry and the discounting of products by our competitors; (v) new competition as the result of evolving technology; (vi) any inability by us to procure, or any inability by us to continue to gain access to and successfully distribute, new products, including digital products, color products, multifunction products and highvolume copiers, or to continue to bring current products to the marketplace at competitive costs and prices; (vii) any inability to arrange financing for our customers’ purchases of equipment from us; (viii) any inability to successfully enhance and unify our management information systems; (ix) any inability to record and process key data due to ineffective implementation of business processes and policies; (x) any negative impact from the loss of a key vendor or customer; (xi) any negative impact from the loss of any our senior management or key personnel; (xii) any change in economic conditions in domestic or international markets where we operate or have material investments which may affect demand for our products or services; (xiii) any negative impact from the international scope of our operations; (xiv) fluctuations in foreign currencies; (xv) any inability to achieve or maintain cost savings; (xvi) any incurrence of tax liabilities beyond our current expectations, which could adversely affect our liquidity; (xvii) any delayed or lost sales and other impacts related to the commercial and economic disruption caused by past or future terrorist attacks, the related war on terrorism and the fear of additional terrorist attacks; and (xviii) other risks including those risks identified in any of our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings nor do we endorse any projections regarding future performance which may be made by others outside our company.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC.

United Kingdom Companies Act: The financial information contained in this announcement for the quarter ended September 30, 2003 is unaudited and does not constitute full statutory accounts within the meaning of Section 240 of the United Kingdom Companies Act 1985. Statutory accounts for the quarter ended September 30, 2003 have not been delivered to the Registrar of Companies for England and Wales.

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Danka Reports Second Quarter and Fiscal Year Results

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This press release contains information regarding EBITDA that is computed as net income before income taxes, interest expense, depreciation and amortization and free cash flow that is computed as net cash provided by operating activities less capital expenditures plus proceeds from the sale of property and equipment. These measures are non-GAAP financial measures, defined as numerical measures of our financial performance that exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our statement of operations, balance sheet or statement of cash flows. Pursuant to the requirements of Regulation G, we have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Although EBITDA and free cash flow represent non-GAAP financial measures, management considers these measures to be key operating metrics of our business. Management uses these measures in its planning and budgeting processes, to monitor and evaluate its financial and operating results and to measure performance of its separate divisions. Management also believes that EBITDA and free cash flow are useful to investors because they provide an analysis of financial and operating results using the same measures that management uses in evaluating the Company. Management expects that such measures provide investors with the means to evaluate our financial and operating results against other companies within our industry. In addition, management believes that these measures are meaningful to investors in evaluating our ability to meet our future debt service requirements, to fund our capital expenditures and working capital requirements. Our calculation of EBITDA and free cash flow may not be consistent with the calculation of these measures by other companies in our industry. EBITDA and free cash flow are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or cash flows from operating activities as a measure of liquidity or any other measures of performance derived in accordance with GAAP.

Contacts:  Danka St. Petersburg – Donald Thurman, 770-280-3990

         Danka London – Paul G. Dumond, 44-207-605-0150

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Danka Reports Second Quarter and Fiscal Year Results

November 4, 2003

Danka Business Systems PLC

Consolidated Statements of Operations for the three and six months ended September 30, 2003 and 2002

(In thousands, except per American Depositary Share (“ADS”) amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenue:
Retail equipment and related sales	$115,223	$118,063	$228,001	$228,145
Retail service	155,300	172,684	321,223	351,874
Retail supplies and rentals	30,325	34,477	62,164	71,529
Wholesale	22,115	18,526	45,359	39,263

Total revenue	322,963	343,750	656,747	690,811

Costs and operating expenses:
Cost of retail equipment sales	73,679	79,533	151,887	150,697
Retail service costs	91,948	105,153	188,403	209,155
Retail supplies and rental costs	18,998	20,523	37,008	41,475
Wholesale costs of revenue	18,107	14,714	36,700	31,656
Selling, general and administrative expenses	119,127	118,188	237,602	237,717
Restructuring charges (credits)	—	(555)	(594)	(555)
Other (income) expense	152	(3,067)	(210)	(3,596)

Total costs and operating expenses	322,011	334,489	650,796	666,549

Operating earnings	952	9,261	5,951	24,262
Interest expense	(8,069)	(6,881)	(17,822)	(14,303)
Interest income	317	20	549	320
Writeoff of Debt Issuance Costs	(20,562)	—	(20,562)	—

Earnings (loss) before income taxes	(27,362)	2,400	(31,884)	10,279
Provision (benefit) for income taxes	(10,103)	644	(13,829)	2,771

Net earnings (loss)	$(17,259)	$1,756	$(18,055)	$7,508

Calculation of (loss) earnings per ADS
Earnings (loss)	$(17,259)	$1,756	$(18,055)	$7,508
Dividends and accretion on participating shares	(4,740)	(4,463)	(9,405)	(8,856)

Income (loss) available to common shareholders	$(21,999)	$(2,707)	$(27,460)	$(1,348)

Basic (loss) earnings available to common shareholders per ADS:
Net earnings (loss) per ADS, continuing operations	$(0.35)	$(0.04)	$(0.44)	$(0.02)

Weighted average ADSs	62,586	62,026	62,445	62,024
Diluted (loss) earnings available to common shareholders per ADS:
Net earnings (loss) per ADS	$(0.35)	$(0.04)	$(0.44)	$(0.02)

Weighted average ADSs	62,586	62,026	62,445	62,024

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Reports Second Quarter and Fiscal Year Results

November 4, 2003

Danka Business Systems PLC

Condensed Consolidated Balance Sheets as of September 30, 2003 and March 31, 2003

(In Thousands)

	September 30, 2003	March 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,300	$81,493
Accounts receivable, net	235,910	257,329
Inventories	106,619	111,471
Prepaid expenses, deferred income taxes and other current assets	35,676	45,879

Total current assets	476,505	496,172
Equipment on operating leases, net	35,129	39,829
Property and equipment, net	76,370	67,782
Goodwill, net	266,992	256,990
Noncompete agreements, net	718	799
Deferred income taxes	90,819	78,480
Other assets	32,357	41,568

Total assets	$978,890	$981,620

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt and notes payable	$4,034	$58,443
Accounts payable	125,481	140,207
Accrued expenses and other current liabilities	100,540	101,749
Taxes payable	114,880	112,311
Deferred revenue	42,331	40,628

Total current liabilities	387,266	453,338
Long-term debt and notes payable, less current maturities	241,088	174,412
Deferred income taxes and other long-term liabilities	31,252	29,785

Total liabilities	659,606	657,535

6.5% convertible participating shares	267,715	258,376

Shareholders’ equity:
Ordinary shares, 1.25 pence stated value	5,176	5,167
Additional paid-in capital	327,586	327,173
Accumulated deficit	(217,389)	(189,995)
Accumulated other comprehensive loss	(63,804)	(76,636)

Total shareholders’ equity	51,569	65,709

Total liabilities & shareholders’ equity	$978,890	$981,620

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Reports Second Quarter and Fiscal Year Results

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Danka Business Systems PLC

Consolidated Statements of Cashflows for the six months ended September 30, 2003 and 2002

(In Thousands)

(Unaudited)

	September 30, 2003	September 30, 2002
Operating activities:
Net earnings (loss)	$(18,055)	$7,508
Adjustments to reconcile net earnings (loss) to net cash provided:
Depreciation and amortization	24,696	29,121
Deferred income taxes	(12,346)	(2,413)
Amortization of debt issuance costs	4,485	4,217
Writeoff of debt issuance costs	20,562	—
Loss on sale of property and equipment and equipment on operating leases	2,249	2,503
Proceeds from sale of equipment on operating leases	1,756	1,431
Restructuring and other special charges (credits)	(594)	—
Changes in net assets and liabilities:
Accounts receivable	21,419	28,182
Inventories	4,852	14,094
Prepaid expenses and other current assets	8,990	(50)
Other non-current assets	(4,882)	3,276
Accounts payable	(14,727)	(7,688)
Accrued expenses and other current liabilities	2,377	(14,707)
Deferred revenue	1,702	512
Other long-term liabilities	1,468	1,600

Net cash provided by operating activities	43,952	67,586

Investing activities:
Capital expenditures	(31,087)	(17,441)
Proceeds from the sale of property and equipment	702	234

Net cash used in investing activities	(30,385)	(17,207)

Financing activities:
Net payments under line of credit agreements	(112,941)	(49,010)
Net payments under capital lease arrangements	(1,115)	(394)
Payments of debt	(44,853)	(17,778)
Proceeds from debt	170,905	—
Payment of debt issue costs	(10,767)	(6,938)

Net cash used in financing activities	1,229	(74,120)

Effect of exchange rates	2,011	2,093

Net increase (decrease) in cash and cash equivalents	16,807	(21,648)
Cash and cash equivalents, beginning of period	81,493	59,470

Cash and cash equivalents, end of period	$98,300	$37,822

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Reports Second Quarter and Fiscal Year Results

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Danka Business Systems PLC

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Write-off of debt issuance costs) for the three months ended

(In Thousands)

(Unaudited)

	September 30, 2003	June 30, 2003
Net income (loss)	(17,259)	(796)
Provision (benefit) for income taxes	(10,103)	(3,726)
Interest expense	8,069	9,753
Depreciation and amortization	12,659	12,037
Write off of Debt Issuance Costs	20,562	—

Adjusted EBITDA	13,928	17,268

Danka Business Systems PLC

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Write-off of debt issuance costs) for the three months ended

(In Thousands)

(Unaudited)

	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002
Net income (loss)	(1,058)	3,284	1,756	5,752
Provision (benefit) for income taxes	(386)	1,219	644	2,127
Interest expense	9,785	8,734	6,881	7,423
Depreciation and amortization	14,716	13,991	14,579	14,542
Write off of Debt Issuance Costs	—	—	—	—

Adjusted EBITDA	23,057	27,228	23,860	29,844

Danka Business Systems PLC

Free cash flow for the three and six months ended September 30, 2003 and 2002

(In Thousands)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Net cash provided by operating activities	43,097	33,337	43,952	67,586
Capital expenditures	(16,277)	(8,834)	(31,087)	(17,441)
Proceeds from the sale of property and equipment	441	203	702	234

Free cash flow	27,261	24,706	13,567	50,379

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